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                                                                    EXHIBIT 12.2

                     Avalon Cable of Michigan Holdings, Inc.
                     --------------------------------------
                      Computation of Ratio of Earnings to
                      -----------------------------------
                                 Fixed Charges
                                 -------------

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
                                                                 For the period
                                                                 from inception              For the
                                                               (June 2, 1998) to           three months
                                                               December 31, 1998       ended March 31, 1999
                                                               -----------------       --------------------

Pre-Tax Income (loss) from continuing operations                            (675)                (264)
                                                                          ------               ------

Adjustments to net income (loss)
-------------------------------
Interest Expense                                                           6,784               11,518
Rent Expense                                                                  43                  250
                                                                          ------               ------
   Total Fixed Charges                                                     6,827               11,768
                                                                          ======               ======

Income from operations plus Fixed Charges                                  6,152               11,504
                                                                          ------               ------

Ratio of earnings to fixed charges                                            --                   --
Amount of the deficiency of earnings to fixed charges                        675                  264
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